    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 2000
                                                      REGISTRATION NO. 333-91577
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                  TO FORM S-4
                                       ON
                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                           IRON MOUNTAIN INCORPORATED

                     (formerly known as Pierce Leahy Corp.)

             (Exact name of registrant as specified in its charter)

                         ------------------------------

                        PENNSYLVANIA                                        23-2588479
      (State or other jurisdiction of incorporation or        (I.R.S. Employer Identification Number)
                       organization)

                              745 ATLANTIC AVENUE
                          BOSTON, MASSACHUSETTS 02111
                                 (617) 535-4766
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                                C. RICHARD REESE
                       CHAIRMAN OF THE BOARD OF DIRECTORS
                          AND CHIEF EXECUTIVE OFFICER
                           IRON MOUNTAIN INCORPORATED
                              745 ATLANTIC AVENUE
                          BOSTON, MASSACHUSETTS 02111
                                 (617) 535-4766
 (Name, address, including zip code, telephone number, including area code, of agent for service)

                         ------------------------------

                                    COPY TO:

                           SUSAN FOREST BARRETT, ESQ.
                            SULLIVAN & WORCESTER LLP
                             ONE POST OFFICE SQUARE
                          BOSTON, MASSACHUSETTS 02109
                                 (617) 338-2800
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time or at one time after the effective date of the Registration Statement as determined by the selling shareholders. All of the shares offered hereby are for the respective accounts of the selling shareholders.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

EXPLANATORY NOTE



    This post-effective amendment is being filed to supply a form of prospectus for use in connection with the reoffer and resale, as permitted by instruction A.1(4) to Form S-4, of certain of the securities issued in the merger transaction originally registered on this registration statement.

                             SUBJECT TO COMPLETION



                 PRELIMINARY PROSPECTUS DATED FEBRUARY 2, 2000



PROSPECTUS



THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                8,758,730 SHARES



                           IRON MOUNTAIN INCORPORATED
                     (formerly known as Pierce Leahy Corp.)



                                  COMMON STOCK


                               ------------------


SELLING SHAREHOLDERS



    - The selling shareholders do not have any present intention to sell any shares. This prospectus relates to the reoffer and resale of shares received in the merger of Iron Mountain Incorporated with and into Pierce Leahy Corp. by the selling shareholders identified in this prospectus for their own account. We will not receive any of the proceeds from the reoffering and resale of the shares.



    - Depending upon the selling shareholders' continuing review of their respective investments and various other facts, the selling shareholders may, subject to any applicable securities laws, sell all or any part of the offered shares.



    - We have not filed the registration statement of which this prospectus forms a part because of any present intention of the selling shareholders to sell any of the offered shares. Rather, the selling shareholders may pledge all or a part of the offered shares they hold to one or more banks or brokerage houses as collateral for loans to them in the same manner as they did prior to the merger of Iron Mountain Incorporated with and into Pierce Leahy Corp. In the event of a default under a loan to a selling shareholder that is secured by the pledge of offered shares, the lender will have the right to cause the sale of the offered shares under the registration statement relating to this prospectus.


                             ---------------------


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



    Our shares are traded on the New York Stock Exchange under the symbol "IRM." On January 28, 2000, the last sale price for the shares on the NYSE was $34.00.



    Our principal place of business is 745 Atlantic Avenue, Boston, Massachusetts 02111 and our telephone number is (617) 535-4766.



    SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF MATTERS YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK BEING OFFERED PURSUANT TO THIS PROSPECTUS BY THE SELLING SHAREHOLDERS.



              The date of this prospectus is              , 2000.

                               TABLE OF CONTENTS



                                                                PAGE
                                                              --------
The Company.................................................      3

Risk Factors................................................      3

Use of Proceeds.............................................      8

Selling Shareholders........................................      8

Plan of Distribution........................................     10

Legal Matters...............................................     11

Experts.....................................................     11

About This Prospectus.......................................     14

Where You Can Find More Information.........................     14

Incorporation of Documents by Reference.....................     14

Forward Looking Statements..................................     16

                                  THE COMPANY



    On February 1, 2000, Iron Mountain Incorporated, a Delaware corporation ("Old Iron Mountain"), acquired our company, Pierce Leahy Corp., a Pennsylvania corporation. Because the transaction was structured as a reverse merger, Old Iron Mountain merged with and into us and we survived the merger. Prior to February 1, 2000, we were named "Pierce Leahy Corp.," but immediately after the merger we changed our name to Iron Mountain Incorporated. Based on the number of shares of Old Iron Mountain and our common stock outstanding immediately prior to the completion of the merger, former stockholders of Old Iron Mountain now own approximately 65% of our common stock. Because of this share ownership, Old Iron Mountain is considered the acquiring entity for accounting purposes.



    We are the world's largest records and information management services company. Our management believes that we are the industry leader in business records management services, off-site data security services, which is the management of electronic records, and healthcare information management. Iron Mountain provides storage for all major media, including paper, which is the dominant form of records storage, and magnetic media, including computer tapes. Our principal services provided to our storage customers include courier pick-up and delivery, filing, retrieval and destruction of records, database management, customized reporting and disaster recovery support. We also sell storage materials, including cardboard boxes and magnetic media, and provide consulting, facilities management and other outsourcing activities.



    As an international, full-service provider of records and information management services, we provide services to over 100,000 customer accounts in 77 markets in the United States, including more than half of the Fortune 500, and over 15,000 customer accounts in 30 markets outside the United States. Our domestic operations employ about 7,400 people and operate nearly 500 facilities. Outside the United States, we employ approximately 1,500 people and operate approximately 90 facilities.



                                  RISK FACTORS



    Investment in our securities involves elements of risk. Investors should carefully consider the following factors, among others, before investing in our common stock.



FAILURE TO INTEGRATE OPERATIONS FOLLOWING OUR RECENT MERGER COULD REDUCE OUR FUTURE RESULTS OF OPERATIONS.



    The integration of the operations of Old Iron Mountain and the operations formerly conducted under the name Pierce Leahy Corp. will present a significant challenge to our management. Old Iron Mountain operated on a more decentralized model, while Pierce Leahy Corp. operated on a more centralized model prior to the merger. The process of integrating the cultures, operating systems, procedures and information technologies may involve unforeseen difficulties and may require a disproportionate amount of our management's attention and our financial and other resources. We can give no assurance that we will be able to integrate and manage these operations effectively or maintain or improve the historical financial performance of Old Iron Mountain and Pierce Leahy Corp. The failure to successfully integrate these cultures, operating systems, procedures and information technologies could have a material adverse effect on our results of operations.



FAILURE TO ACHIEVE EXPECTED COST SAVINGS AND UNANTICIPATED COSTS RELATED TO OUR RECENT MERGER COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.



    We are in the initial stages of our integration plan for Old Iron Mountain and the business formerly conducted under the name Pierce Leahy Corp. The goal is to adopt the best practices of both companies to create a new, combined organization that is stronger and more efficient than either of the two stand-alone companies. Our estimate of annual cost savings is $15 million, which we believe will be realized within three years after the merger. These savings will result primarily from:



    - elimination of redundant corporate expenses;



    - more efficient operations and utilization of real estate; and



    - reduction of workforce, primarily through attrition.



However, unanticipated future operating expenses or other adverse developments could reduce or delay realization of these cost savings and materially affect our results of operations.



    We will incur costs and make investments throughout the integration process, including those necessary to achieve the expected cost savings. Because we are in the initial stages of implementing our integration plan, our management cannot reasonably quantify these integration costs. These expenditures will include:



    - expenses for deployment of Old Iron Mountain's logo, trade names and service marks;



    - information technology investments and conversion expenses; and



    - severance payments and relocation costs for certain terminated and transferred employees.



Depending upon the details of the ultimate implementation of our integration plan and the exact nature and timing of the integration costs, these costs will be accounted for as:



    - purchase accounting reserves;



    - restructuring charges;



    - operating expenses; and/or



    - capital expenditures.



OUR PERFORMANCE MAY DECLINE IF KEY INDIVIDUALS LEAVE OUR COMPANY.



    Our success will depend on the services of certain key personnel, including
C. Richard Reese and J. Peter Pierce. The loss of the services of any of these key persons could have a material adverse effect on our successful integration of the merged businesses and our results of operations. J. Peter Pierce entered into an employment agreement upon the closing of the merger. We do not have employment agreements with any of our other executive officers. We can provide no assurance that we will be able to retain our executive officers.



BECAUSE OF THE RISKS ASSOCIATED WITH ACQUISITIONS, WE MAY BE UNABLE TO CONTINUE OUR GROWTH STRATEGY IN THE FUTURE.



    As part of our growth strategy, we have acquired, and expect to acquire in the future, records and information management services businesses and related businesses. This growth strategy involves risks, and we may be unable to pursue this strategy in the future. For example, we may be unable to:



    - identify suitable companies to acquire; or



    - incur additional debt necessary to acquire suitable companies if we are unable to pay the purchase price out of working capital, common stock or other equity securities.



    The success of any completed acquisition depends in part on our ability to integrate the acquired company. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of our management's attention and our financial and other resources.

    Our operating results may fluctuate from quarter to quarter due to the size, timing and integration of future acquisitions. As a result, operating results for any fiscal quarter may not indicate the results that may be achieved for any subsequent quarter or for a full fiscal year.



INTERNATIONAL EXPANSION MAY POSE ADDITIONAL RISKS RESULTING FROM FOREIGN REGULATIONS AND FOREIGN MARKETS.



    Our growth strategy involves expanding operations into international markets, and we expect to continue this expansion. Europe and Latin America have been our primary areas of focus for international expansion. We have entered into joint ventures and have acquired all or a majority of the equity in companies operating in these areas and are actively pursuing additional opportunities. International operations are subject to numerous risks, including the impact of foreign government regulations, political uncertainties, differences in business practices and foreign currency fluctuations. In particular, Pierce Leahy's historical net income has been significantly affected by fluctuations in the Canadian dollar associated with the 8 1/8% senior notes issued by our principal Canadian subsidiary.



OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.



    We have a significant amount of indebtedness. Our substantial indebtedness could have important consequences to you. For example, it could:



    - make us more sensitive to adverse economic conditions than some of our competitors with less debt;



    - limit our ability to fund future working capital, acquisitions, capital expenditures and other general corporate requirements; and



    - limit our flexibility in planning for, or reacting to, changes in our business and the records and information management services industry.



    We expect to continue to borrow under existing and future credit arrangements in order to finance future acquisitions and for general corporate purposes. If new debt is added to our current levels, the related risks that we now face could intensify.



    We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings will be realized on schedule or that future borrowings will be available to us under our existing and future credit arrangements in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.



WE HAVE A HISTORY OF EXPERIENCING NET LOSSES APPLICABLE TO OUR COMMON SHAREHOLDERS AS OUR PRIMARY FINANCIAL OBJECTIVE IS TO INCREASE OUR EBITDA.



    We have a history of experiencing net losses applicable to common shareholders. These net losses are attributable primarily to significant non-cash charges and interest expense associated with our growth strategies, namely:



    - depreciation expenses associated with the expansion of storage capacity;
      and



    - goodwill amortization associated with acquisitions accounted for under the purchase method.



    Our primary financial objective has been, and will continue to be, to increase EBITDA, which is a source of funds to service indebtedness and for investment in continued internal growth and growth through acquisitions, rather than net income. Having an objective of increasing EBITDA may negatively affect other measures of financial performance, such as net income. In addition, execution of our growth strategy could result in future net losses due to increased interest expense associated with borrowings and increased depreciation and amortization expenses.

RESTRICTIONS IMPOSED BY TERMS OF OUR INDEBTEDNESS MAY ADVERSELY AFFECT OUR ABILITY TO PURSUE OUR ACQUISITION STRATEGY.



    We entered into a new credit facility in connection with the merger. Our new credit facility and our indentures contain covenants restricting or limiting our ability to, among other things:



    - incur additional indebtedness;



    - pay dividends or make other restricted payments;



    - make asset dispositions;



    - permit liens; and



    - make certain investments.



    These restrictions may adversely affect our ability to pursue our acquisition and other growth strategies.



WE FACE COMPETITION FOR CUSTOMERS AND ACQUISITION OPPORTUNITIES.



    We compete with our current and potential customers' internal records and information management services capabilities. We can provide no assurance that these organizations will begin or continue to use an outside company such as our company for their future records and information management services.



    We compete with multiple records and information management services providers in all geographic areas where we operate. We believe that competition for customers is based on price, reputation for reliability, quality of service and scope and scale of technology and that we generally compete effectively based on these factors. As a result of this competition, the records and information management services industry could experience downward pricing pressures.



    We also compete with other records and information management services providers for companies to acquire. Some of our competitors possess greater financial and other resources than we do. If any such competitor were to devote additional resources to the records and information management services business and such acquisition candidates or focus its strategy on our markets, our results of operations could be adversely affected.



OUR CUSTOMERS MAY SHIFT FROM PAPER STORAGE TO ALTERNATIVE TECHNOLOGIES THAT REQUIRE LESS PHYSICAL SPACE.



    We derive most of our revenues from the storage of paper documents and related services. This storage requires significant physical space. Alternative storage technologies exist, many of which require significantly less space than paper. These technologies include computer media, microform, CD-ROM and optical disk. To date, none of these technologies has replaced paper as the principal means for storing information. However, we can provide no assurance that our customers will continue to store most of their records in paper format. A significant shift by our customers to storage of data through non-paper based technologies, whether now existing or developed in the future, could adversely affect our business.



UNINSURED LOSSES OR DAMAGES TO OUR STORAGE FACILITIES OR THE RECORDS STORED IN THOSE FACILITIES COULD HURT OUR BUSINESS OPERATIONS AND/OR FINANCIAL CONDITION.



    We maintain comprehensive liability, fire, flood, earthquake (where appropriate) and extended coverage insurance with respect to the properties that we own or lease, to the extent such insurance is available on commercially reasonable terms, with customary limits and deductibles. We may be unable to obtain full coverage on a cost-effective basis for some casualties, such as earthquakes, or may be unable to obtain any insurance for certain losses, such as losses from riots.

    In March 1997, three fires extensively damaged one and destroyed another of Old Iron Mountain's records and information management services facilities in South Brunswick Township, New Jersey. Some of Old Iron Mountain's customers or their insurance carriers have asserted claims or filed lawsuits against Old Iron Mountain as a consequence of the destruction of or damage to their records caused by the fires. We cannot predict the outcome of these claims and proceedings. Based on our present assessment of the situation, after consultation with our legal counsel, we do not believe these claims will have a material adverse effect on our financial condition or results of operations, although we can provide no assurance.



    In the future, should uninsured losses or damages occur, we could lose both our investment in and anticipated profits and cash flow from the affected property and may continue to be responsible for any leasehold obligation, mortgage indebtedness or other obligations related to such property.



BECAUSE VARIOUS LAWS MAY IMPOSE LIABILITY ON OWNERS AND OPERATORS OF REAL ESTATE FOR A VARIETY OF ENVIRONMENTAL PROBLEMS, REGARDLESS OF FAULT, WE COULD BE POTENTIALLY LIABLE FOR ENVIRONMENTAL COSTS ATTRIBUTABLE TO THE PROPERTIES WE OWN OR LEASE.



    Various environmental laws impose liability on an owner of real estate for the costs of investigation and cleanup of soil and groundwater contaminated by certain hazardous substances or wastes or petroleum products. These laws also impose liability on lessees conducting operations on contaminated real estate. Some of these environmental laws impose cleanup liability without regard to whether the owner or operator of the real estate or operations knew of or was responsible for the contamination. Moreover, some of these laws impose liability whether or not operations at the property have been discontinued or title to the property has been transferred. Third parties may make claims against the owner or operator of contaminated real estate based on damages and costs resulting from off-site migration of the contamination. Accordingly, the presence of contamination or the failure to properly clean up contaminated property may:



    - adversely affect our ability to sell, rent or use the property as collateral; or



    - subject us to third party claims.



    Certain environmental laws also govern asbestos-containing materials. These laws may impose liability for release of asbestos-containing materials and may enable third parties to sue owners or operators of real estate for personal injuries associated with exposure to these substances. Although we believe that future costs related to any removal or encapsulation of asbestos-containing materials at our facilities will not be material, we can make no such assurances.



    In addition, some of our current and formerly owned or operated properties were previously used for industrial or other purposes that involved the use or storage of hazardous substances or petroleum products or the generation and disposal of hazardous wastes. In some instances these properties included the operation of underground storage tanks. We may be potentially liable for environmental costs like those discussed above.



    We have from time to time conducted limited environmental investigations and remedial activities at some of our former and current facilities, but we have not undertaken an in-depth environmental review of all of our properties.



    Environmental conditions for which we might be liable may exist at our properties or at properties that we may acquire in the future. In addition, future regulatory action and environmental laws may impose costs for environmental compliance that do not exist today.

                                USE OF PROCEEDS



    We will receive no proceeds from any sale of the shares offered by the selling shareholders. The selling shareholders will receive all proceeds.



                              SELLING SHAREHOLDERS



    The selling shareholders are Kent P. Dauten, B. Thomas Golisano, C. Richard Reese, Vincent J. Ryan and Schooner Capital LLC, a Delaware limited liability company. Prior to the offering of shares described in this prospectus, the selling shareholders beneficially owned the following shares. The number of shares beneficially owned by each person is determined according to the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The percentage of outstanding shares beneficially owned prior to the offering assumes that 54,289,541 shares were issued and outstanding immediately after the merger of Old Iron Mountain and Pierce Leahy as of February 1, 2000, the date as of which the information in this table is given:



                                                                                      PERCENTAGE OF
                                                    SHARES         MAXIMUM NUMBER   OUTSTANDING SHARES
                                              BENEFICIALLY OWNED     OF SHARES      BENEFICIALLY OWNED
SELLING SHAREHOLDER                           PRIOR TO OFFERING    BEING OFFERED    PRIOR TO OFFERING*
-------------------                           ------------------   --------------   ------------------
Kent P. Dauten..............................       1,411,375(1)      1,409,227             2.6%
B. Thomas Golisano..........................       1,522,788(2)      1,515,213             2.8%
C. Richard Reese............................       1,690,739(3)        793,665             3.1%
Vincent J. Ryan.............................       5,042,773(4)      2,304,549             9.3%
Schooner Capital LLC........................       2,736,076(5)      2,736,076             5.0%


------------------------


* Includes all shares beneficially owned, not just those being offered. Except as otherwise indicated, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.



(1) Mr. Dauten is a director of Iron Mountain. Includes 2,148 shares that Mr. Dauten has the right to acquire pursuant to currently exercisable options not being offered under this prospectus.



(2) Mr. Golisano is a director of Iron Mountain. Includes 7,575 shares that Mr. Golisano has the right to acquire pursuant to currently exercisable options not being offered under this prospectus.



(3) Mr. Reese is a director and Chairman of the Board and Chief Executive Officer of Iron Mountain. Includes 22,825 shares of common stock held by trusts for the benefit of Mr. Reese's children not being offered under this prospectus, as to which Mr. Reese disclaims beneficial ownership. Also includes 874,249 shares of common stock as to which Mr. Reese shares beneficial ownership with Schooner Capital LLC, as a result of a 1988 deferred compensation arrangement, as amended, between Schooner Capital LLC and Mr. Reese relating to Mr. Reese's former services as President of the predecessor corporation of Schooner Capital LLC. Pursuant to such arrangement, upon the earlier to occur of (a) Schooner Capital LLC's sale or exchange of substantially all of the shares of our common stock held by Schooner Capital LLC or (b) the cessation of Mr. Reese's employment with Iron Mountain, Schooner Capital LLC is required to transfer such shares of common stock to Mr. Reese or remit to Mr. Reese cash in an amount equal to the then current fair value of such shares of common stock. Such shares are included in the maximum number of shares being offered under this prospectus by Schooner Capital LLC. Schooner Capital LLC has agreed to vote the shares of common stock subject to such arrangement at the direction of Mr. Reese.



(4) Mr. Ryan is a director of Iron Mountain. Mr. Ryan owns 2,306,674 shares directly. Also includes 2,148 shares that Mr. Ryan has the right to acquire pursuant to currently exercisable options not being offered under this prospectus. The remaining shares of common stock listed as being beneficially owned by Mr. Ryan are held by Schooner Capital LLC. Mr. Ryan is the Chairman of the Board of Schooner Capital LLC and the principal shareholder, President and a Trustee of Schooner Capital Trust, the sole member of Schooner Capital LLC, and, accordingly, has sole voting and investment power with respect to the shares of common stock held by Schooner Capital LLC. Such shares are included in the maximum number of shares being offered under this prospectus by Schooner Capital LLC.



(5) Includes 874,249 shares of common stock as to which Schooner Capital LLC shares beneficial ownership with C. Richard Reese, a Director and Chairman of the Board and Chief Executive Officer of Iron Mountain, as a result of a 1988 deferred compensation arrangement, as amended, between Schooner Capital LLC and Mr. Reese. See footnote 3.



    The selling shareholders are offering the shares described in this prospectus. From time to time, depending upon the selling shareholders' continuing review of their respective investments and various other facts, the selling shareholders may, subject to any applicable securities laws, sell all or any part of the shares offered by this prospectus. However, we have not filed the registration statement of which this prospectus forms a part because of any present intention of the selling shareholders to sell any of the offered shares. Rather, we filed the registration statement to facilitate the pledge by the selling shareholders of all or a part of the offered shares to one or more banks or brokerage houses as collateral for loans to the selling shareholders. Because we are registering the offered shares to facilitate the pledge of those shares and because this offering is not being underwritten on a firm commitment basis, we cannot give an estimate as to the number or percentage of shares that the selling shareholders will own upon termination of this offering. More information about the possible distribution of the offered shares is given in "Plan of Distribution" below.



    Iron Mountain Records Management, Inc. ("IMRM"), one of our subsidiaries, was the tenant under a lease dated January 1, 1991 for a 31,500 square-foot building in Houston, Texas. The owner of the building was IM Houston (CR) Limited Partnership, a Texas limited partnership, of which Mountain
Realty, Inc., a Massachusetts corporation whose sole stockholder is Mr. Ryan, is the sole general partner, and the limited partners of which are Messrs. C. Richard Reese, the Chairman of our Board of Directors and our Chief Executive Officer, and Eugene B. Doggett, one of our directors. IMRM paid annual rent of approximately $99,326 for the year ended December 31, 1998. As tenant, IMRM was responsible for taxes, insurance and maintenance. Iron Mountain Statutory Trust-1998 ("IMST"), a non-affiliated entity formed to acquire and lease records storage properties to IMRM, purchased the property from IM Houston (CR) Limited Partnership in January 1999 for a purchase price of approximately $930,000. The purchase price was determined through an independent appraisal of the property. IMRM leases the space from IMST and will continue to use the space as a records and information management services facility. The prior lease and the acquisition of the property by IMST were, in the opinion of our management, on commercially reasonable terms and no less favorable to IMRM and IMST than could have been obtained from an unaffiliated party at the time of the transactions.



    Schooner Capital LLC leases space from us at our corporate headquarters. Such lease is a tenancy-at-will and may be terminated by either us or Schooner at any time. As consideration for such lease, Schooner pays rent to us based on its pro rata share of all expenses related to the use and occupancy of the premises. The rent paid by Schooner to Old Iron Mountain under such lease was approximately $93,930 in the year ended December 31, 1999, and Schooner currently pays annual rent of approximately $98,182. We believe that the terms of this lease are no less favorable to it than would have been negotiated with an unrelated third party.



    In November 1997, we entered into a management advisory agreement with Keystone Capital, Inc., of which Mr. Dauten, one of our directors, is president. Keystone received fees of approximately $20,000 per month under such agreement relating to consulting with respect to medical records management services. We paid Keystone fees totaling $60,000 in 1998 for consulting services through March 1998, after which time the agreement was terminated. In addition, Keystone provided acquisition and divestiture investment banking consulting services to us from May 1998 through September 1998 in connection with the exchange of assets between one of our subsidiaries and a third party. We paid Keystone a contingent fee of $92,000 in October 1998 for such services. We believe that the terms of each of these agreements were no less favorable to us than would have been negotiated with an unrelated third party.



                              PLAN OF DISTRIBUTION



    We will not receive any proceeds from the sale of the offered shares. Depending upon the selling shareholders' continuing review of their respective investments and various other facts, the selling shareholders may, subject to any applicable securities laws, sell all or any part of the offered shares. However, we have not filed the registration statement of which this prospectus forms a part because of any present intention of the selling shareholders to sell any of the offered shares. Rather, the selling shareholders may pledge all or a part of the offered shares held by them to one or more banks or brokerage houses as collateral for loans to the selling shareholders. Prior to the merger of Old Iron Mountain into us, the selling shareholders were permitted to pledge shares of common stock of Old Iron Mountain to lenders who could sell their collateral without registration under applicable securities laws. Due to the merger of Old Iron Mountain with us, the exemptions from registration previously available in connection with such pledges became unavailable. In order to permit the selling shareholders to pledge the shares of our common stock that they received as a result of the merger, we have agreed to file a registration statement that would allow the selling shareholders to offer such shares under this prospectus. In the event of a default under a loan to a selling shareholder that is secured by the pledge of offered shares, the lender will have the right to cause the sale of the offered shares under the registration statement of which this prospectus forms a part.



    One or more selling shareholders, at the direction of a lender or otherwise, or any lender may sell offered shares from time to time to purchasers directly. Alternatively, one or more selling shareholders, at the direction of a lender or otherwise, or any lender may from time to time offer the offered shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of offered shares for whom they may act as agent. The selling shareholders and any underwriters, dealers or agents who participate in the distribution of the offered shares may be deemed to be underwriters, and any profits on the sale of the offered shares by them and any discounts, commissions or concessions received by any underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.



    To the extent the selling shareholders may be deemed to be underwriters, the selling shareholders may be subject to certain statutory liabilities of the Securities Act of 1933, as amended, including but not limited to, Sections 11, 12 and 17 of that Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended. At any time a selling shareholder or underwriter makes a particular offer of the offered shares under this prospectus, if required, the selling shareholder or underwriter will distribute a prospectus supplement that will identify the aggregate amount of the shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. We will file the prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part with the SEC to reflect the disclosure of additional information with respect to the distribution of the offered shares.



    The offered shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The offered shares may be sold in transactions in which this prospectus is delivered or, for selling shareholders who are not underwriters and who are not affiliates of us, in which this prospectus is not delivered. The selling shareholders will determine those prices, or those prices will be determined by agreement between the selling shareholders and underwriters or dealers.



    The selling shareholders and any other person participating in a distribution may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-3 and Regulation M, which provisions may limit the timing or purchases and sales of any of the offered shares by the selling shareholders and any other such person. Furthermore, under Regulation M under the Exchange Act, to the extent applicable, any person engaged in a distribution of the offered shares may not simultaneously engage in market making activities with respect to the particular offered shares being distributed for a period of nine business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the offered shares and the ability of any person or entity to engage in market making activities with respect to the offered shares.



                                 LEGAL MATTERS



    Cozen and O'Connor, Philadelphia, Pennsylvania, counsel to us prior to our merger with Old Iron Mountain, has rendered its opinion that the shares of common stock offered hereby are legally issued, fully paid and non-assessable. Two members of Cozen and O'Connor are limited partners in certain limited partnerships that lease facilities to Iron Mountain.



                                    EXPERTS



    The consolidated financial statements and schedule of Old Iron Mountain and its subsidiaries for the three years ended December 31, 1998, included in Old Iron Mountain's Current Report on Form 8-K dated July 9, 1999, and its supplemental schedule, Valuation and Qualifying Accounts, included in its Annual Report on Form 10-K dated March 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included or incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.



    The consolidated financial statements and schedule of Iron Mountain Incorporated (f/k/a Pierce Leahy Corp.) and its subsidiaries for the three years ended December 31, 1998, included in its Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included or incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.



    The financial statements of Records Retention/FileSafe, L.P. for the two years ended December 31, 1996, included in Old Iron Mountain's Current Report on Form 8-K dated November 25, 1997, have been audited by Abbott, Stringham & Lynch, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.



    The consolidated financial statements of HIMSCORP, Inc. and Subsidiaries for the period February 1, 1995 to December 31, 1995 and for the year ended
December 31, 1996, appearing in Old Iron Mountain's Current Reports on Form 8-K dated October 30, 1997 and November 25, 1997, have been audited by Ernst & Young LLP, independent auditors, as indicated in their reports thereon included therein, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Arcus Technology Services, Inc. for each of the two years in the period ended December 31, 1997 and the five-month period ended December 31, 1995 and the consolidated financial statements of Arcus, Inc. (Predecessor Company) for the seven-month period ended July 31, 1995, appearing in Old Iron Mountain's Current Report on Form 8-K dated
March 9, 1998, have been audited by Ernst & Young LLP, independent auditors, as indicated in their report thereon included therein, and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.



    The consolidated financial statements of Arcus Group, Inc. for each of the two years in the period ended December 31, 1996, appearing in Old Iron Mountain's Current Reports on Form 8-K dated October 30, 1997 and November 25, 1997, have been audited by Ernst & Young LLP, independent auditors, as indicated in their reports thereon included therein, and are incorporated by reference herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.



    The financial statements of Midwest Records Management for the year ended December 31, 1997, included in Old Iron Mountain's Current Report on Form 8-K dated September 18, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.



    The financial statements of Sloan Vaults, Inc. and Affiliate for the year ended December 31, 1997, included in Old Iron Mountain's Current Report on
Form 8-K dated September 18, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.



    The financial statements of InterMation, Inc. for the year ended
December 31, 1997, included in Old Iron Mountain's Current Report on Form 8-K dated September 18, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.



    The financial statements of National Underground Storage, Inc. for the two years ended December 31, 1997, included in Old Iron Mountain's Current Report on Form 8-K/A dated August 7, 1998, have been audited by Carbis Walker & Associates, LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.



    The financial statements of Britannia Data Management Limited for the two years ended October 31, 1998, included in Old Iron Mountain's Current Report on Form 8-K/A dated March 22, 1999, have been audited by RSM Robson Rhodes, chartered accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.



    The financial statements of Data Base, Inc. and Affiliate for the three years ended December 31, 1998, included in Old Iron Mountain's Current Report on Form 8-K dated April 16, 1999, have been audited by Moss Adams LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.



    The financial statements of First American Records Management for the two years ended December 31, 1998, included in Old Iron Mountain's Current Report on Form 8-K dated July 9, 1999, have been audited by Brach, Neal, Daney & Spence, LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.



    The financial statements of MAP, S.A. for the year ended February 28, 1999, included in Old Iron Mountain's Current Report on Form 8-K dated July 9, 1999, have been audited by Barbier Frinault & Associes, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.



    The financial statements of Central File, Inc. for the year ended
December 31, 1998, included in Old Iron Mountain's Current Report on Form 8-K dated November 23, 1999, have been audited by Fernandez & Bravo, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.



    The combined audited financial statements of Sistemas de Archivo, S.A. de C.V. and Sistemas de Archivo Mexico, S.A. de C.V. (collectively Sistemas de Archivo) for the year ended December 31, 1998, included in Old Iron Mountain's Current Report on Form 8-K dated November 23, 1999, have been audited by Ruiz, Urquiza, y Cia, S.C., independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.



    The financial statements of Stortext (Holdings) Limited Group for the year ended March 31, 1999, included in Old Iron Mountain's Current Report on
Form 8-K dated November 23, 1999, have been audited by Arthur Andersen, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.



    The financial statements of Midtown Professional Records Centre, Inc. for the year ended December 31, 1998, included in Old Iron Mountain's Current Report on Form 8-K dated November 23, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.



    The financial statements of Archivex Inc. as of November 30, 1996 and 1997, and for the years then ended, included in Iron Mountain Incorporated's (f/k/a Pierce Leahy Corp.) Current Report on Form 8-K dated July 2, 1998, have been audited by Friedman & Friedman, Chartered Accountants, independent auditors, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in giving said reports.



    The financial statements of Kestrel Holdings, Inc. as of September 30, 1997, and for the year then ended, included in Iron Mountain Incorporated's (f/k/a Pierce Leahy Corp.) Current Report on Form 8-K dated July 2, 1998, have been audited by James N. Howard & Associates, P.C., independent auditors, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in giving said reports.

                             ABOUT THIS PROSPECTUS



    This prospectus is part of a post-effective amendment on Form S-3 to our registration statement on Form S-4 that we have filed with the Securities and Exchange Commission. This prospectus does not contain all of the information that you will find in the registration statement. Statements in this prospectus about the contents of any contract or other document are not necessarily complete. In addition to reading this prospectus, you should read the copies of the contracts and other documents that we have filed as exhibits to the registration statement. The statements we make in this prospectus are qualified in all respects by the information contained in the exhibits to the registration statement. The section called "Where You Can Find More Information" below contains information about how you can obtain copies of the registration statement and additional information about us.



    You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling shareholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling shareholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we have previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.



                      WHERE YOU CAN FIND MORE INFORMATION



    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Old Iron Mountain and filed or to be filed by Iron Mountain Incorporated (f/k/a Pierce Leahy Corp.) at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may access the filings of Iron Mountain Incorporated (f/k/a Pierce Leahy Corp.) and Old Iron Mountain on the SEC's website at http://www.sec.gov.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



    The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information included in, or incorporated by reference in, this prospectus. This prospectus incorporates by reference the documents listed below filed with the SEC. These documents contain important information about our companies and their finances.



    The following documents filed by us (File No. 1-13045) are incorporated into this prospectus by reference (unless noted, they were filed under the name "Pierce Leahy Corp."):



    - Annual Report on Form 10-K for the fiscal year ended December 31, 1998.



    - Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1999.



    - Current Reports on Form 8-K filed October 22, 1999 and February 1, 2000 (filed under the name "Iron Mountain Incorporated").



    - The financial information contained in the Current Report on Form 8-K filed July 2, 1998.

    - The description of the common stock contained in the Registration Statement on Form 8-A dated May 27, 1997, including all amendments and reports filed for the purpose of updating such description.



    The following documents filed by Old Iron Mountain (File No. 0-27584 for documents filed through August 13, 1999 and File No. 1-14937 for all documents filed thereafter) are incorporated into this prospectus by reference:



    - Annual Report on Form 10-K for the fiscal year ended December 31, 1998.



    - Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1999.



    - Current Reports on Form 8-K filed January 19 (amended by Current Report on Form 8-K/A filed March 22), March 3, April 16, April 22, May 7, May 11, July 9, July 29, October 21 and November 23, 1999.



    - The financial information contained in Current Reports on Form 8-K filed October 30, 1997, November 25, 1997, March 9, 1998, July 10, 1998 (amended by Current Report on Form 8-K/A filed August 7, 1998) and September 18, 1998.



We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus but before the end of the offering of the offered shares:



    - Reports filed under Sections 13(a) and (c) of the Securities Exchange Act of 1934;



    - Definitive proxy or information statements filed under Section 14 of the Securities Exchange Act of 1934 in connection with any subsequent shareholders' meeting; and



    - Any reports filed under Section 15(d) of the Securities Exchange Act of 1934.



    We also incorporate by reference each of the reports and statements described in the preceding paragraph which we will file with the SEC after the date of post-effective amendment no. 1 to the registration statement of which this prospectus is a part but before the effectiveness of that post-effective amendment no. 1 to the registration statement.



    Documents incorporated by reference are available from the SEC, or from us without charge, excluding exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus.



    You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number:



                               John F. Kenny, Jr.
                          Executive Vice President and
                            Chief Financial Officer
                           Iron Mountain Incorporated
                              745 Atlantic Avenue
                          Boston, Massachusetts 02111
                                 (617) 535-4766

                           FORWARD LOOKING STATEMENTS



    We have made statements in this prospectus or in other documents incorporated by reference that constitute "forward-looking statements" as that term is defined in the federal securities laws. Such forward-looking statements concern the operations, economic performance and financial condition of Iron Mountain. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements.



    Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others, the following:



    - difficulties related to the integration of acquisitions generally and, more specifically, the integration of the operations of Old Iron Mountain and us;



    - our significant indebtedness and the cost and availability of financing for contemplated growth;



    - the cost and availability of appropriate storage facilities;



    - changes in customer preferences and demand for our services;



    - rapid and significant changes in technology;



    - intense competition in the industry; and



    - other general economic and business conditions.



    Certain of these and other factors are described more fully or set forth under "Risk Factors" in this prospectus. These cautionary statements should not be construed by you to be exhaustive, and they are made only as of the date of this prospectus or, in the case of documents incorporated by reference, the date of such documents. You should read these cautionary statements as being applicable to all forward-looking statements wherever they appear. We assume no obligation to update or revise the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                    PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



    Set forth below is an estimate (except in the case of the registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the offered shares registered hereby, other than underwriting discounts and commission, if any, incurred in connection with the sale of the offered shares. All such amounts will be borne by Iron Mountain Incorporated (the "Company").



Registration Fee Under Securities Act (previously paid).....  $     --
Legal Fees and Expenses.....................................    15,000
Accounting Fees and Expenses................................    80,000
Printing and Engraving......................................    20,000
                                                              --------
  Total: ...................................................  $115,000



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS



    Subchapter D (Sections 1741 through 1750) of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively "Representatives") and related matters.



    Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors, officers and other Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made party by reason of his being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.



    Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.



    Section 1743 provides that indemnification against expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.



    Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct, and such determination will be made by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or it obtainable and majority of disinterested directors so directs, by independent legal counsel; or by the shareholders.

    Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of any undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.



    Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.



    Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by him in his capacity as a Representative, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the PBCL.



    Section 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations resulting from consolidation, merger or division and to service as a representative of a corporation or an employee benefit plan.



    Section 7.2 of the Company's Bylaws provides indemnification to directors and officers for all actions taken by them and for all failures to take action to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by them in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Company), whether civil, criminal, administrative, investigative or through arbitration. Section 7.2 also permits the Company, by action of its Board of Directors, to indemnify officers, employees and other persons to the same extent as directors. Amendments, repeals or modifications of Section 7.2 can only by prospective and such changes required the affirmative vote of not less than all of the directors then serving or holders of a majority of the outstanding shares of stock of the Company entitled to vote in elections of directors. Section 7.2 further permits the Company to maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any such expenses, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Pennsylvania or other law.



ITEM 16.  EXHIBITS



       EXHIBIT
         NO.                                      EXHIBIT
       -------                                    -------
          2.1           Agreement and Plan of Merger, dated as of October 20, 1999, by and between Old Iron Mountain and Iron Mountain (f/k/a
                        Pierce Leahy Corp.) (incorporated by reference to Annex A to
                        Iron Mountain's (f/k/a Pierce Leahy Corp.) Registration
                        Statement on Form S-4, File No. 333-91577)

          2.2 Agreement and Plan of Merger, dated as of June 5, 1998, by and among Iron Mountain Records Management, Inc., Iron
                        Mountain/NUS, Inc. and National Underground Storage, Inc.
                        (confidential treatment granted as to certain portions)
                        (incorporated by reference to Exhibit 2.1 to Old Iron
                        Mountain's Current Report on Form 8-K dated July 10, 1998,
                        File No. 0-27584)

       EXHIBIT
         NO.                                      EXHIBIT
       -------                                    -------
          2.3           Stock Purchase Agreement, dated as of February 28, 1999, by and among Old Iron Mountain, Data Base, Inc. and all of the stockholders of Data Base, Inc. (confidential treatment
                        granted as to certain portions) (incorporated by reference to Exhibit 2.10 to Old Iron Mountain's Annual Report on Form
                        10-K for the year ended December 31, 1998, File No. 0-27584)

          2.4           Stock Purchase Agreement, dated as of April 1, 1999, by and among Iron Mountain Records Management, Inc., First American
                        Records Management, Inc. and all of the stockholders of
                        First American Records Management, Inc. (confidential
                        treatment requested as to certain portions) (incorporated by reference to Exhibit 2.2 to Old Iron Mountain's Current
                        Report on Form 8-K dated April 16, 1999, File No. 0-27584)

          4.1           Form of stock certificate representing shares of common
                        stock, $.01 par value per share, of Iron Mountain
                        (incorporated by reference to Exhibit 4.1 to Iron Mountain's
                        Current Report on Form 8-K dated February 1, 2000, File No.
                        1-13045)

        **5             Opinion of Cozen and O'Connor

        *23.1           Consent of Arthur Andersen LLP (Old Iron Mountain)

        *23.2           Consent of Arthur Andersen LLP (Iron Mountain (f/k/a Pierce
                        Leahy Corp.))

       **23.3           Consent of Cozen and O'Connor (included in Exhibit 5)

        *23.4           Consent of Abbott, Stringham & Lynch (Records
                        Retention/Filesafe, L.P.)

        *23.5           Consent of Ernst & Young LLP (HIMSCORP, Inc. and
                        Subsidiaries)

        *23.6           Consent of Ernst & Young LLP (Arcus Technology Services,
                        Inc. and Arcus Group, Inc.)

        *23.7           Consent of Arthur Andersen LLP (Midwest Records Management,
                        Sloan Vaults, Inc., and Affiliate and InterMation, Inc.)

        *23.8           Consent of Carbis Walker & Associates, LLP (National
                        Underground Storage, Inc.)

        *23.9           Consent of RSM Robson Rhodes (Britannia Data Management
                        Limited)

        *23.10          Consent of Moss Adams LLP (Data Base, Inc. and Affiliate)

        *23.11          Consent of Brach, Neal, Daney & Spence, LLP (First American
                        Records Management)

        *23.12          Consent of Barbier Frinault & Associes (MAP, S.A.)

        *23.13          Consent of Fernandez & Bravo (Central File, Inc.)

        *23.14          Consent of Ruiz, Urquiza, y Cia, S.C. (Sistemas de Archivo)

        *23.15          Consent of Arthur Andersen (Stortext (Holdings) Limited
                        Group)

        *23.16          Consent of Arthur Andersen LLP (Midtown Professional Records
                        Centre, Inc.)

        *23.17          Consent of Friedman & Friedman, Chartered Accountants
                        (Archivex Inc.)

        *23.18          Consent of James N. Howard & Associates, P.C. (Kestrel
                        Holdings, Inc.)

         24             Power of Attorney (included on signature page)


------------------------


*   Filed herewith.



**  Previously filed.



ITEM 17.  UNDERTAKINGS



    (a) The undersigned registrant hereby undertakes:



        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of 17 C.F.R.) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and



       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;



       PROVIDED, HOWEVER, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.



        (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.



        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
    Section 15(d) of the Securities Exchange of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to
    Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.



(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on February 1, 2000.



                                                       IRON MOUNTAIN INCORPORATED

                                                       By:             /s/ C. RICHARD REESE
                                                            -----------------------------------------
                                                                         C. Richard Reese
                                                               CHAIRMAN AND CHIEF EXECUTIVE OFFICER



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 relating to common stock has been signed below by the following persons in the capacities and on the dates indicated. The undersigned officers and directors of the Company hereby severally constitute C. Richard Reese, John F. Kenny, Jr., David S. Wendell and J. Peter Pierce, and each of them acting singly, our true and lawful attorneys to sign for us and in our names in the capacities indicated below any amendments to this Registration Statement on Form S-3 (including any post-effective amendments hereto) and to file the same, with Exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys, acting singly, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures to said amendments to this Registration Statement signed by our said attorneys and all else that said attorneys may lawfully do and cause to be done by virtue hereof.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                /s/ C. RICHARD REESE
     -------------------------------------------       Chairman, Chief Executive     February 1, 2000
                  C. Richard Reese                       Officer and Director

                 /s/ J. PETER PIERCE
     -------------------------------------------       President and Director        February 1, 2000
                   J. Peter Pierce

               /s/ JOHN F. KENNY, JR.                  Executive Vice President
     -------------------------------------------         and Chief Financial         February 1, 2000
                 John F. Kenny, Jr.                      Officer

                /s/ DAVID S. WENDELL
     -------------------------------------------       Senior Vice President and     February 1, 2000
                  David S. Wendell                       Director

                /s/ CLARKE H. BAILEY
     -------------------------------------------       Director                      February 1, 2000
                  Clarke H. Bailey

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
               /s/ CONSTANTIN R. BODEN
     -------------------------------------------       Director                      February 1, 2000
                 Constantin R. Boden

                 /s/ KENT P. DAUTEN
     -------------------------------------------       Director                      February 1, 2000
                   Kent P. Dauten

                /s/ EUGENE B. DOGGETT
     -------------------------------------------       Director                      February 1, 2000
                  Eugene B. Doggett

               /s/ B. THOMAS GOLISANO
     -------------------------------------------       Director                      February 1, 2000
                 B. Thomas Golisano

                /s/ ARTHUR D. LITTLE
     -------------------------------------------       Director                      February 1, 2000
                  Arthur D. Little

                 /s/ HOWARD D. ROSS
     -------------------------------------------       Director                      February 1, 2000
                   Howard D. Ross

                 /s/ VINCENT J. RYAN
     -------------------------------------------       Director                      February 1, 2000
                   Vincent J. Ryan